Exhibit 12



                    THE COASTAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                                                                                   Three Months
                                                       Year Ended December 31,                    Ended March 31,
                                        -----------------------------------------------------  --------------------
                                          1994       1995       1996       1997       1998       1998       1999
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

EARNINGS:
 Pretax earnings from continuing
   operations.......................    $  336.6   $  321.6   $  657.2   $  519.2   $  635.2   $  184.2   $  185.4
 Fixed charges, excluding capitalized
 interest - see below...............       424.6      429.1      399.2      348.4      348.8       84.8       94.1
                                        --------   --------   --------   --------   --------   --------   --------
 Earnings...........................    $  761.2   $  750.7   $1,056.4   $  867.6   $  984.0   $  269.0   $  279.5
                                        ========   ========   ========   ========   ========   ========   ========

FIXED CHARGES:
 Interest expense...................    $  398.9   $  403.0   $  368.3   $  307.5   $  294.9   $   75.3   $   77.0
 Interest factor, included in rentals       23.6       26.1       30.9       31.7       28.7        7.2        8.4
 Dividends on preferred stock of
   subsidiaries.....................         2.1          -          -        9.2       25.2        2.3        8.7
                                        --------   --------   --------   --------   --------   --------   --------

 Fixed charges, excluding capitalized
   interest.........................       424.6      429.1      399.2      348.4      348.8       84.8       94.1
 Capitalized interest...............         8.3        5.9        8.0       15.5       26.9        5.5        7.4
                                        --------   --------   --------   --------   --------   --------   --------
 Fixed charges......................    $  432.9   $  435.0   $  407.2   $  363.9   $  375.7   $   90.3   $  101.5
                                        ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges....     1.76x      1.73x      2.59x      2.38x      2.62x      2.98x      2.75x
                                        =======    =======    =======    =======    =======    =======    =======
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